                                                                     EXHIBIT 4.5
                               $235,000,000


                  AMENDED AND RESTATED CREDIT AGREEMENT


                               dated as of


                               May 30, 1995


                                  among


                       Cabot Oil & Gas Corporation,


                         The Banks Parties Hereto


                                   and


                Morgan Guaranty Trust Company of New York,
                                as Agent

                            TABLE OF CONTENTS (1)

                                                        Page
                                ARTICLE I
                               DEFINITIONS


SECTION 1.01  Definitions..........................       1
        1.02  Accounting Terms and Determinations..      15
        1.03  Types of Borrowings..................      15


                                ARTICLE II
                               THE CREDITS


SECTION 2.01  Commitments to Lend..................      15
        2.02  Notice of Borrowings.................      16
        2.03  Notes................................      17
        2.04  Maturity of Loans....................      18
        2.05  Interest Rates.......................      18
        2.06  Fees.................................      21
        2.07  Termination or Reduction of
                Commitments........................      22
        2.08  Method of Electing Interest Rates....      22
        2.09  Optional Prepayments.................      24
        2.10  General Provisions as to Payments....      24
        2.11  Funding Losses.......................      25
        2.12  Computation of Interest and Fees.....      25
        2.13  Extension of Revolving Credit
                Period.............................      25
        2.14  Withholding Tax Exemption............      26
        2.15  Regulation D Compensation............      26
        2.16  Maximum Interest Rate................      27


                               ARTICLE III
                                CONDITIONS


SECTION 3.01  Effectiveness........................      28
        3.02  Borrowings...........................      29

-----------------
    (1) The Table of Contents is not a part of this Agreement.

                                                        PAGE
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                                ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES


SECTION 4.01  Corporate Existence and Power........      30
        4.02  Corporate and Governmental
                Authorization; No Contravention....      30
        4.03  Binding Effect.......................      30
        4.04  Financial and Other Information......      30
        4.05  Full Disclosure......................      31
        4.06  Litigation...........................      32
        4.07  Compliance with ERISA................      32
        4.08  Environmental Matters................      32
        4.09  Taxes................................      33
        4.10  Titles, etc..........................      33
        4.11  Casualties; Taking of Properties.....      33
        4.12  Use of Proceeds......................      33


                                ARTICLE V
                                COVENANTS


SECTION 5.01  Information..........................      34
        5.02  Payment of Obligations...............      36
        5.03  Maintenance of Property..............      36
        5.04  Conduct of Business and
                Maintenance of Existence...........      37
        5.05  Compliance with Laws.................      37
        5.06  Inspection of Property, Books
                and Records........................      37
        5.07  Insurance............................      37
        5.08  Covenant to Secure Indebtedness
                Equally............................      38
        5.09  Engineering Reports..................      38
        5.10  Debt.................................      39
        5.11  Liens................................      41
        5.12  Sales of Petroleum Properties........      42
        5.13  Annual Coverage Ratio................      42
        5.14  Restricted Payments..................      43
        5.15  Consolidations, Mergers and Sales
               of Assets...........................      43
        5.16  Subsidiary Debt......................      43
        5.17  Subsidiaries.........................      44

                                 ARTICLE VI
                                  DEFAULTS

                                                        PAGE
SECTION 6.01  Events of Default....................      44
        6.02  Notice of Default....................      47



                               ARTICLE VII
                                THE AGENT


SECTION 7.01  Appointment and Authorization........      47
        7.02  Agent and Affiliates.................      47
        7.03  Action by Agent......................      47
        7.04  Consultation with Experts............      48
        7.05  Liability of Agent...................      48
        7.06  Indemnification......................      48
        7.07  Credit Decision......................      48
        7.08  Successor Agent......................      49
        7.09  Agent's Fees.........................      49


                               ARTICLE VIII
                         CHANGE IN CIRCUMSTANCES


SECTION 8.01  Basis for Determining Interest
                Rate Inadequate or Unfair..........      49
        8.02  Illegality...........................      50
        8.03  Increased Cost and Reduced Return....      50
        8.04  Base Rate Loans Substituted for
                Affected Fixed Rate Loans..........      52
        8.05  Substitution of Bank.................      53


                                ARTICLE IX
                              MISCELLANEOUS


SECTION 9.01  Notices..............................       53
        9.02  No Waivers...........................       53
        9.03  Expenses; Documentary Taxes;
                Indemnification....................       54
        9.04  Sharing of Set-Offs..................       54
        9.05  Amendments and Waivers...............       55
        9.06  Successors and Assigns...............       55
        9.07  Collateral...........................       57
        9.08  New York Law; Submission to
                Jurisdiction.......................       57

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
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                                                         PAGE
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        9.09  Counterparts.........................       57
        9.10  Confidentiality......................       57
        9.11  No Unwritten Agreements..............       58


Exhibit A -    Note

Exhibit B -    Extension Agreement

Exhibit C-1 -  Opinion of Counsel for
                 the Borrower

Exhibit C-2 -  Opinion of Lisa A. Machesney, Esq.

Exhibit D -    Opinion of Special Counsel for
                 the Agent

                  AMENDED AND RESTATED CREDIT AGREEMENT


          AMENDED AND RESTATED CREDIT AGREEMENT dated as of May 30, 1995 among CABOT OIL & GAS CORPORATION, the BANKS from time to time parties hereto and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent.

          WHEREAS, Cabot Oil & Gas Corporation, the Banks and Morgan Guaranty Trust Company of New York, as agent, are parties to a Credit Agreement dated as of January 15, 1990 (as heretofore amended and/or restated, the "Original Agreement"); and

          WHEREAS, the parties to the Original Agreement desire to amend and restate the Original Agreement as hereinafter set forth.

          NOW, THEREFORE, the parties hereto agree as follows:



                                ARTICLE I

                               DEFINITIONS


          SECTION 1.01.  Definitions.  The following terms, as
used herein, have the following meanings:

          "Adjusted CD Rate" has the meaning set forth in Section
2.05(b).

          "Administrative Questionnaire" means, with respect to each Bank, the administrative questionnaire in the form submitted to such Bank by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

          "Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks hereunder, and its successors in such capacity.

          "Agreement" means the Original Agreement, as amended and restated by this Amended Agreement and as the same may be further amended or restated from time to time in accordance with the terms hereof.

          "Amended Agreement" means this Amended and Restated Credit Agreement dated as of May 30, 1995 among Cabot Oil & Gas

Corporation, the Banks and Morgan Guaranty Trust Company of New York, as Agent.

          "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

          "Assessment Rate" has the meaning set forth in Section
2.05(b).

          "Assignee" has the meaning set forth in Section
9.06(c).

          "Available Commitment" means, at any time with respect to any Bank, an amount (not to exceed such Bank's Commitment at such time) equal to the product of (i) a fraction, the numerator of which shall be such Bank's Commitment and the denominator of which shall be the aggregate Commitments of the Banks, times
(ii) the amount by which the Debt Limit in effect at such time exceeds the aggregate principal amount of COGC Notes and, to the extent not excluded from Borrower's Consolidated Debt at such time, Subordinated Debt outstanding at such time.

          "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

          "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

          "Base Rate Loan" means, at any time, a Loan which bears interest at such time at a rate determined pursuant to Section 2.05(a) in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election or pursuant to Article VIII.

          "Borrower" means Cabot Oil & Gas Corporation, a Delaware corporation, and its successors.

          "Borrowing" has the meaning set forth in Section 1.03.

          "Borrower's Consolidated Debt" means, at any date, the aggregate outstanding principal amount of Debt of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date (not including any Non-Recourse Debt in an aggregate principal amount not to exceed $150,000,000 at any such date incurred by the Borrower and its Subsidiaries to finance the acquisition of Properties (other than Petroleum Properties)); provided that the Borrower may request from time to time the exclusion from Borrower's Consolidated Debt of any Subordinated

Debt proposed to be incurred at such time by written notice to the Agent setting forth the terms of such Subordinated Debt (such terms to include, without limitation, the aggregate principal amount of such Subordinated Debt, the rate, if any, at which interest is to accrue thereon, the dates of any scheduled repayments thereof and the final maturity thereof), and the Agent shall promptly thereafter notify each Bank of such request. The Borrower shall also furnish each Bank with such other information with respect to such Subordinated Debt as any Bank may reasonably request. Within 30 days of receipt of notice of such request from the Agent, the Banks shall consult with one another to determine the percentage, if any, acceptable to the Required Banks of the aggregate principal amount of such Subordinated Debt which is to be excluded from Borrower's Consolidated Debt. Such percentage as so determined by the Required Banks shall be promptly notified in writing by the Agent to the Borrower, and upon such notification, and for all purposes thereafter, an amount equal to such percentage of the aggregate outstanding principal amount of such Subordinated Debt shall be excluded from Borrower's Consolidated Debt until such Subordinated Debt is repaid in full or, if applicable, converted into capital stock of the Borrower.

          "Borrower's 1994 Form 10-K" means the Borrower's annual report on Form 10-K for the fiscal year ended December 31, 1994, as filed with the Securities and Exchange Commission.

          "CD Base Rate" has the meaning set forth in Section
2.05(b).

          "CD Loan" means, at any time, a Loan which bears interest at such time at a rate determined pursuant to Section 2.05(b) in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election.

          "CD Margin" has the meaning set forth in Section
2.05(b).

          "CD Reference Banks" means Morgan Guaranty Trust Company of New York and any other Bank selected by the Agent to serve in such capacity and not disapproved by the Borrower or the Required Banks.

          "CFADS" or "Cash Flow Available for Debt Service" means, for any period, gross cash operating revenues properly allocable to (i) Proved Reserves and other assets consisting primarily of gas gathering and transmission pipelines that are directly owned by the Borrower or its Subsidiaries or (ii) any Section 29 Transaction PPI in Proved Reserves or other assets, which Proved Reserves or other assets are in each case not subject to any Non-Recourse Debt or any Lien except Excepted

Liens and Liens permitted under Section 5.11(e) and located in the United States of America or in Canada for such period, less (in the case of clause (i)) the following cash items: royalties, operating costs, severance, wellhead taxes, general and administrative expenses and current income and other taxes properly allocable to such period and cash capital expenditures made during such period and properly allocable to Petroleum Properties and such other assets. CFADS shall be determined based on the most recent Reserve Report and financial statements (and supplemental information) furnished to the Banks, subject to approval of such Reserve Report and financial statements (and supplemental information) by the Required Banks and, with respect to pipeline assets, shall take into account the Borrower's end product sales value of natural gas as most recently furnished by the Borrower in writing to the Banks (together with a description of the applicable period of sales data from which such end product sales value was derived) and derived from information set forth in financial statements furnished to the Banks and shall be determined based on an assumption that, for so long as substantially all of the natural gas moving through such pipeline assets are produced from reserves (i) owned by the Borrower or any Subsidiary or (ii) in which the Borrower has a Section 29 Transaction PPI, the volumes of natural gas transported by such pipelines positively correlate with the rate at which natural gas is produced from Proved Developed Producing Reserves as determined according to such Reserve Report and financial statements (and supplemental information). CFADS shall exclude amounts attributable to any Subsidiary to the extent of any minority interest in such Subsidiary.

          "COGC Notes" means the 10.18% Notes due 2002 issued by the Borrower pursuant to the Note Purchase Agreement dated as of May 11, 1990 among the Borrower and the purchasers listed on the signature pages thereof, as such notes and agreement may be amended from time to time.

          "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof as its Commitment, as such amount may be reduced from time to time pursuant to Section 2.07, or the obligation of such Bank to make Loans pursuant to Section 2.01(a) not to exceed such amount, as the context may require, and "Commitments" means the aggregate Commitments of all of the Banks.

          "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as if such statements were prepared as of such date.

          "Conversion Date" means June 1, 1997, or a subsequent anniversary of such date to which the Revolving Credit Period shall have been extended pursuant to Section 2.13, or if any such date is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day.

          "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases,
(v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vi) all Debt of others directly or indirectly guaranteed by such Person or in respect of which such Person is otherwise liable, contingently or otherwise.

          "Debt Limit" means that dollar amount determined and periodically adjusted in accordance with Section 5.10(b).

          A "Debt Limit Excession" exists at any date if and to the extent that Consolidated Debt at such date exceeds the Debt Limit at such date.

          "Debt Percentage" means, at any date, the percentage equivalent of a fraction the numerator of which is Borrower's Consolidated Debt at such date and the denominator of which is the Debt Limit at such date and shall be determined based on the certificate of the chief financial officer or chief accounting officer of the Borrower furnished to the Banks as provided in Section 5.01(h).

          "Default" means the occurrence of any of the events specified in
Section 6.01, whether or not any requirement for notice or lapse of time or other condition precedent has been satisfied.

          "Domestic Borrowing" means any Borrowing comprised of Domestic Loans.

          "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

          "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent; provided that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

          "Domestic Loans" means CD Loans or Base Rate Loans or both.

          "Domestic Reserve Percentage" has the meaning set forth in Section 2.05(b).

          "Effective Date" means the date this Amended Agreement becomes effective in accordance with Section 3.01.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

          "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

          "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

          "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

         "Euro-Dollar Loan" means, at any time, a Loan which bears interest at such time at a rate determined pursuant to Section 2.05(c) or (d) in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election.

          "Euro-Dollar Margin" has the meaning set forth in
Section 2.05(c).

          "Euro-Dollar Reference Banks" means the principal London offices of Morgan Guaranty Trust Company of New York and any other Bank selected by the Agent to serve in such capacity and not disapproved by the Borrower or the Required Banks.

          "Euro-Dollar Reserve Percentage" means, with respect to any Bank, for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for such Bank in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

          "Event of Default" means any of the events specified in
Section 6.01.

          "Excepted Liens" means: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations; (iii) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding or arising out of a judgment or award with respect to which an appeal is being prosecuted, but only so long as execution of such judgment and enforcement of such Lien is effectively stayed and the amount thereof (in excess of applicable insurance coverage) does not exceed, individually or in the aggregate, $5,000,000; (iv) vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other like Liens (including, without limitation, Liens arising in favor of sellers of hydrocarbons) arising by operation of law in the ordinary course of business incident to obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of the Borrower or a Subsidiary; (v)

Liens arising in the ordinary course of business under farm-out agreements, gas sales contracts, operating agreements, unitization and pooling agreements, and such other documents as are customarily found in connection with comparable drilling and producing operations; (vi) letters of credit, pledges or deposits, including bonds, required in the ordinary course of business to secure public or statutory obligations or to secure performance in connection with bids or contracts related to the exploration or development of Petroleum Properties, to the extent that payment of the underlying obligations is not yet due or is being contested in good faith by appropriate proceedings by or on behalf of the Borrower or a Subsidiary and with respect to which appropriate reserves have been established; and (vii) minor irregularities in title which do not materially interfere with the occupation, use and enjoyment by the Borrower and its Subsidiaries of their respective Properties in the normal course of business as presently conducted or materially impair the value thereof for such business.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute. For purposes of Section 6.01(k), unless otherwise defined in such Section, the terms enclosed in quotation marks as used therein have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

          "Executive Officer" means, with respect to any Person, the president, any vice president, the treasurer, the chief financial officer, the chief accounting officer, the controller or the general counsel or any other person performing similar functions.

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.

          "Financing Documents" means this Agreement and the Notes.

          "Fixed Rate Borrowing" means any Borrowing comprised of Fixed Rate Loans.

          "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or both.

          "Group of Loans" means at any time, a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time (other than Base Rate Loans arising under Section 8.02 or 8.04, which shall be included in the related Group of Fixed Rate Loans) or (ii) all Loans which are the same Type of Fixed Rate Loans having the same Interest Period at such time.

          "Indebtedness" means any and all Loans and all other liabilities of the Borrower to the Banks from time to time existing under the Financing Documents and all renewals, extensions, rearrangements, amendments or supplements to such documents.

          "Interest Period" means: (1) with respect to each Euro-Dollar Loan, a period beginning on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, three or six months thereafter, as the Borrower may elect in the applicable Notice; provided that:


       (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

       (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d) below, end on the last Euro-Dollar Business Day of a calendar month;

       (c) any Interest Period applicable to any Revolving Credit Loan which begins before the Conversion Date and would otherwise end after the Conversion Date shall end on the Conversion Date; and

       (d) if any Interest Period for a Euro-Dollar Loan includes a date on which a payment of principal of such Loan is required to be made but does not end on such date, then (i) the principal amount of such Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of such Loan shall have an Interest Period determined as set forth above.

(2) with respect to each CD Loan, a period beginning on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30, 90 or 180 days thereafter, as the Borrower may elect in the applicable Notice; provided that:

       (a) any Interest Period (other than an Interest Period determined pursuant to clause (c)(i) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day;

       (b) any Interest Period applicable to any Revolving Credit Loan which begins before the Conversion Date and would otherwise end after the Conversion Date shall end on the Conversion Date; and

       (c) if any Interest Period for a CD Loan includes a date on which a payment of principal of such Loan is required to be made but does not end on such date, then (i) the principal amount of such Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of such Loan shall have an Interest Period determined as set forth above;

          Notwithstanding the foregoing (x) all Interest Periods at any one time outstanding with respect to Term Loans (exclusive of Interest Periods determined solely pursuant to clause (1)(d)(i) or (2)(c)(i) above) shall end on not more than four different dates and (y) the duration of any Interest Period which would otherwise violate the limitation in clause (x) shall be adjusted to coincide with the remaining term of such other then current Interest Period with respect to a Fixed Rate Loan of the same Type as the Borrower shall specify in the related Notice of Borrowing or Notice of Interest Rate Election.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including without limitation any Production Payment, advance payment, gas imbalances, take or pay or similar arrangement with respect to minerals in place) or any other arrangement the economic effect of which is to give a creditor preferential access to such asset to satisfy its claim, whether or not filed, recorded or otherwise perfected under applicable law. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien (i) any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset or any capitalized lease obligation or (ii) any account receivable transferred by it with recourse (including any such transfer subject to a holdback or similar arrangement which effectively imposes the risk of collectibility upon the transferor).

          "Loan" means any loan made or to be made by a Bank hereunder, which will be (i) either a Domestic Loan (i.e., a Base Rate Loan or a CD Loan) or a Euro-Dollar Loan and (ii) either a Revolving Credit Loan or a Term Loan. "Loans" means all or any combination of the foregoing, as the context may require.

          "London Interbank Offered Rate" has the meaning set forth in Section 2.05(c).

          "Material Debt" means Debt (other than Non-Recourse Debt) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $7,000,000.

          "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $3,000,000.

          "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

          "Non-Recourse Debt" of any Person means Debt of such Person in respect of which (i) the recourse of the holder of such Debt, whether direct or indirect and whether contingent or otherwise, is effectively limited to the assets directly securing such Debt; (ii) such holder may not collect by levy of execution against assets of such Person generally (other than the assets directly securing such Debt) if such Person fails to pay such Debt when due and the holder obtains a judgment with respect thereto; and (iii) such holder has waived, to the extent such holder may effectively do so, such holder's right to elect recourse treatment under 11 U.S.C. { 1111(b).

          "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

          "Notice of Borrowing" has the meaning set forth in
Section 2.02.

          "Notice of Interest Rate Election" has the meaning set forth in Section 2.08.

          "Parent" means, with respect to any Bank, any Person controlling such Bank.

          "Participant" has the meaning set forth in Section
9.06(b).

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Petroleum Property" means (i) any interest of the Borrower or any Subsidiary in oil and gas reserves and assets consisting primarily of gas gathering and transmission pipelines which is, or is to be, taken into account in the determination of the Debt Limit pursuant to Section 5.10 or the annual coverage ratio pursuant to Section 5.13 and (ii) any Section 29 Transaction PPI provided that (a) such Section 29 Transaction PPI constitutes a production payment within the meaning of the Bankruptcy Reform Act of 1994 and (b) such
Section 29 Transaction PPI is filed, recorded or otherwise perfected under applicable law so as to be fully protected from all creditors and transferees of the grantor thereof.

          "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

          "Production Payment" means an interest in a Petroleum Property that
(i) is not subject to the costs of production and

(ii) terminates at such time as the interest-holder has realized a specified sum from the sale of oil or gas attributable to such interest.

          "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.


          "Proved Reserves" means "proved oil and gas reserves" as specified under Rule 4-10(a)(2) of Regulation S-X of the Securities and Exchange Commission.

          "Quarterly Date" means the first day of each March, June, September and December or if any such date is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar
Business Day.

          "Reference Banks" means the CD Reference Banks or the Euro-Dollar Reference Banks, as the context may require, and "Reference Bank" means any one of such Reference Banks.

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Required Banks" means at any time Banks having at least 66 2/3% of the aggregate amount of the Commitments then in effect, or, if the Commitments shall have been terminated, holding Notes evidencing at least 66 2/3% of the aggregate principal amount of the Loans then outstanding.

          "Reserve Report" means a report delivered by the Borrower pursuant to Section 5.09(a), Section 5.09(b) or Section
5.09(c).

          "Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock.

          "Revolving Credit Period" means the period from and including the Effective Date to but not including the Conversion Date.

          "Revolving Credit Loan" means a loan made by a Bank pursuant to
Section 2.01(a)(i).

       "Section 29 Transaction" means the transaction outlined in the letter dated March 20, 1995 from State Street Bank and Trust Company to the Borrower, copies of which have heretofore been delivered to the Banks.

       "Section 29 Transaction PPI" means a volumetric production payment interest arising from the Section 29 Transaction.

       "Subordinated Debt" means indebtedness of the Borrower for borrowed money which (i) is not guaranteed by any other Person, (ii) requires no payment of principal to be made prior to the seventh anniversary of the Conversion Date (as in effect at the time such Subordinated Debt is incurred or as requested to be extended by the Borrower and approved by the banks at such time, and without giving effect to any extensions of the Conversion Date agreed to by the Banks after the incurrence of such Subordinated Debt) and (iii) is subordinated in right of payment to the Indebtedness by subordination provisions in form and substance satisfactory to the Required Banks.

          "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

          "Tenor" refers to the determination whether a Loan is a Revolving Credit Loan or a Term Loan.

          "Term Loan" means a loan made by a Bank pursuant to
Section 2.01(a)(ii).

           "Type" refers to the determination whether a Loan is a Base Rate Loan, a CD Loan or a Euro-Dollar Loan (or a Borrowing comprised of such Loans).

          "Unavailable Commitment" means, at any time with respect to any Bank, the amount, if any, by which such Bank's Commitment at such time exceeds the greater of (i) its Available Commitment at such time and (ii) the aggregate outstanding principal amount of such Bank's Loans at such time.

          "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any Subsidiary (whether direct or joint and several with one or more affiliates) to the PBGC or any other Person under Title IV of ERISA.

          "Wholly-Owned Subsidiary" means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

          SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used in this Agreement shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

          SECTION 1.03. Types of Borrowings. The term "Borrowing" means a borrowing of the same Tenor and Type by the Borrower from one or more Banks pursuant to Article II on a given date and, in the case of Fixed Rate Loans, for the same Interest Period. Borrowings are classified for purposes of this Agreement by Type (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans).


                                ARTICLE II

                               THE CREDITS


          SECTION 2.01.  Commitments to Lend.

          (a)  Loans.

          (i) Revolving Credit Loans. During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower pursuant to this subsection (a)(i) from time to time in amounts such that the aggregate principal amount of Revolving Credit Loans by such Bank at any one time outstanding shall not exceed the amount of its Commitment at such time. Within the foregoing limits, the Borrower may borrow under this subsection (a)(i), prepay Revolving Credit Loans and reborrow at any time during the Revolving Credit Period under this subsection (a)(i).

          (ii) Term Loans. On the Conversion Date, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make a Loan or Loans to the Borrower pursuant to this subsection (a)(ii) in an aggregate amount up to but not exceeding the amount of its Commitment on such date.

          (b) Borrowings Ratable. Each Borrowing under this Section shall be made from the several Banks ratably in proportion to their respective Commitments.

          SECTION 2.02. Notice of Borrowings. (a) The Borrower shall give the Agent notice (a "Notice of Borrowing") not later than 10:00 A.M. (New York City time) on (x) the Domestic Business Day of each Base Rate Borrowing, (y) the second Domestic Business Day next preceding each CD Borrowing and (z) the third Euro-Dollar Business Day next preceding each Euro-Dollar Borrowing, specifying:

          (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

          (ii) the aggregate amount of such Borrowing, which shall be $3,000,000 or any larger multiple of $1,000,000 (except that any Borrowing may be in the aggregate amount available hereunder in accordance with Section 3.01(b)),

          (iii) whether the Loans comprising such Borrowing are initially to be CD Loans, Base Rate Loans or Euro-Dollar Loans, and

          (iv) in the case of a Fixed Rate Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

          (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

          (c) Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address specified in or pursuant to Section 9.01. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.


          (d) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (c) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.05 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement. The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan, and no Bank shall be responsible for the failure of any other Bank to make any Loan to be made by such other Bank hereunder.

          SECTION 2.03. Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

          (b) Upon receipt of each Bank's Note pursuant to Section 3.01(a), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any

Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

          SECTION 2.04. Maturity of Loans. The Revolving Credit Loans of each Bank shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Conversion Date. The Term Loan of each Bank shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, in twenty-four equal quarterly installments on each Quarterly Date from and including the first such date following the Conversion Date to and including the Quarterly Date coinciding with the sixth anniversary of the Conversion Date.

          SECTION 2.05. Interest Rates. (a) Subject to Section 2.16, each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, in the case of any Base Rate Loan converted to a Fixed Rate Loan, on the date of such conversion. Subject to
Section 2.16, any overdue principal of and overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

          (b) Subject to Section 2.16, each CD Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin plus the applicable Adjusted CD Rate; provided that if any CD Loan or any portion thereof shall, as a result of clause (2)(b) or (2)(c)(i) of the definition of Interest Period, have an Interest Period of less than 30 days, such portion shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, 90 days after the first day thereof. Subject to Section 2.16, any overdue principal of and overdue interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the CD Margin plus the Adjusted CD Rate applicable to such Loan and (ii) the rate applicable to Base Rate Loans for such day.

          "CD Margin" means 0.875%.

         The "Adjusted CD Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:


                   [ CDBR       ]*
          ACDR  =  [ ---------- ]  + AR
                   [ 1.00 - DRP ]

          ACDR  =  Adjusted CD Rate
          CDBR  =  CD Base Rate
           DRP  =  Domestic Reserve Percentage
            AR  =  Assessment Rate

     ----------
     * The amount in brackets being rounded upwards, if necessary, to the next higher 1/100 of 1%


          The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each CD Reference Bank of its certificates of deposit in an amount comparable to the unpaid principal amount of the CD Loan of such CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

          "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

          "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4(a) (or any successor provision) to the

Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

          (c) Subject to Section 2.16, each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin plus the applicable London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, three months after the first day thereof.

          "Euro-Dollar Margin" means 0.75%

          The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

          (d) Subject to Section 2.16, any overdue principal of and overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Dollar Margin plus the London Interbank Offered Rate applicable to such Loan and (ii) the Euro-Dollar Margin plus the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section
8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

          (e) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

          (f) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

          SECTION 2.06.  Fees.

          (a) Commitment Fees. The Borrower shall pay to the Agent for the account of each Bank a commitment fee at the rate of 3/8 of 1% per annum on the daily average unused amount of its Available Commitment and an additional commitment fee at the rate of 1/4 of 1% per annum on the daily average amount of its Unavailable Commitment. Such commitment fees shall accrue from and including the Effective Date to but excluding the date of termination of the Commitments in their entirety. Accrued fees under this subsection (a) shall be payable quarterly in arrears on each Quarterly Date and upon the date of termination of the Commitments in their entirety.

          (b) Additional Interest. (i) Except as otherwise provided herein, if the Debt Percentage exceeds 80% for a period of 30 consecutive calendar days (as determined on the basis of a certificate of the chief financial officer or the chief accounting officer of the Borrower prepared in accordance with Section 5.01(h) and delivered to the Agent), the Borrower shall pay to the Agent subject to Section 2.16, additional interest on all Loans at the rate of 1/4 of 1% per annum, for the respective accounts of the Banks ratably in proportion to the respective principal amounts of Loans made by them outstanding during the period specified below. Such additional interest and fees shall accrue from and including the first day of the 30-day period referred to above to but excluding the date on which the Agent receives a certificate of the chief financial officer or the chief accounting officer of the Borrower stating that the Debt Percentage has not exceeded 80% during a subsequent period of 30 consecutive calendar days and which certificate has been prepared in accordance with Section 5.01(h), and shall be payable in arrears on each Quarterly Date, starting with the first such date more than 30 days after the commencement of the period first referred to above in this subsection (b), upon termination of the Commitments in their entirety and upon repayment of all outstanding Term Loans in their entirety. The additional interest under this subsection (b)(i) shall cease to accrue from and including such date on which the Agent receives such certificate.

          SECTION 2.07.  Termination or Reduction of Commitments.

         (a)  Mandatory.   The Commitments shall terminate at the
close of business on the Conversion Date.

          (b) Optional. The Borrower may, upon at least three Domestic Business Days' notice to the Agent, (i) terminate the Commitments at any time, if no Loans are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple thereof, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Revolving Credit Loans.

          SECTION 2.08. Method of Electing Interest Rates. (a) The Loans comprising each Borrowing shall bear interest initially at the Type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

          (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to CD Loans as of any Domestic Business Day or to Euro-Dollar Loans as of any Euro-Dollar Business Day;

          (ii) if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans or Euro-Dollar Loans, or may elect to continue such Loans as CD Loans for an additional Interest Period, in each case beginning on the last day of the then current Interest Period applicable to such Loans;

          (iii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or CD Loans, or may elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case beginning on the last day of the then current Interest Period applicable to such Loans;

          (iv) if such Loans are Base Rate Loans, the Borrower may elect to designate such Loans as any combination of Base Rate Loans, CD Loans or Euro-Dollar Loans as of any Domestic Business Day in the case of CD Loans and as of any Euro-Dollar Business Day in the case of Euro-Dollar Loans (subject to the definition of Interest Period); and

          (v) if such Loans are Fixed Rate Loans, the Borrower may elect to designate such Loans as any combination of Base Rate Loans, CD Loans or Euro-Dollar Loans as of the last day of the then current Interest Period applicable to such Loans (subject to the definition of Interest Period).

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Agent at least three Domestic Business Days before the conversion or continuation selected in such notice is to be effective (unless any of such Loans are to be continued as or converted into Euro-Dollar Loans, in which case such notice shall be delivered to the Agent at least three Euro-Dollar Business Days before the Interest Period selected in such notice is to begin).

          A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) after giving effect to all Notices of Borrowing and other Notices of Interest Rate Election delivered on such date, all Interest Periods at any time outstanding with respect to Term Loans (exclusive of Interest Periods determined pursuant to clauses (1)(d)(i) or (2)(c)(i) of the definition of Interest Period) shall end on not more than four different dates.

          (b) Each Notice of Interest Rate Election shall specify with respect to the outstanding Borrowing to which such notice applies:

          (i) the Group of Loans (or portion thereof) to which such notice applies);

          (ii) the date on which conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

          (iii) if such Group of Loans (or portion thereof) are to be converted, the new type of Loans and, if such new Loans are CD Loans or Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto after such conversion; and

          (iv) if such Group of Loans (or portion thereof) are to be continued as CD Loans or Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

          (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Agent for any Borrowing comprised of Fixed Rate Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.


          SECTION 2.09.  Optional Prepayments.

          (a) Subject in the case of Fixed Rate Loans to the provisions of
Section 2.11, the Borrower may, upon at least three Domestic Business Days' notice to the Agent, prepay any Group of Domestic Loans and upon at least three Euro-Business Days' notice to the Agent, prepay any Group of Euro-Dollar Loans, in whole at any time, or from time to time in part in amounts aggregating $3,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group.

          (b) Upon receipt of a notice of prepayment pursuant to this Section 2.09(a), the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

          SECTION 2.10. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

          (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

          SECTION 2.11. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a Base Rate Loan (whether pursuant to this Article II or Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.05(d), or if the Borrower fails to borrow or prepay any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.02(b) or 2.09(a), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred with respect to such Loans, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow or prepay, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

          SECTION 2.12. Computation of Interest and Fees. Interest based on the Prime Rate and commitment fees hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

          SECTION 2.13. Extension of Revolving Credit Period. The Revolving Credit Period may be extended, in the manner set forth in this Section 2.13, on June 1, 1996 and on each anniversary of such date occurring on or prior to the Conversion Date (an "Extension Date") to the date that is the second anniversary of such Extension Date. If the Borrower wishes to request an extension of the Revolving Credit Period on any Extension Date it shall give notice to that effect to the Agent not less than 60 days prior to such Extension Date, whereupon the

Agent shall notify each of the Banks of such request. Each Bank will use its best efforts to respond to such request, whether affirmatively or negatively, within 30 days prior to such Extension Date. If all Banks respond affirmatively, then, subject to receipt by the Agent prior to such Extension Date of counterparts of an Extension Agreement in substantially the form of Exhibit B duly completed and signed by the Borrower, the Agent and all such Banks, the Revolving Credit Period shall be extended, effective on such Extension Date, to the second anniversary of such Extension Date.

          SECTION 2.14. Withholding Tax Exemption. At least five Domestic Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.


          SECTION 2.15. Regulation D Compensation. For so long as any Bank maintains reserves against "Eurocurrency liabilities" (or any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of such Bank to United States residents), then such Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least five Euro-Dollar Business Days after the giving of such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days prior to each date on which interest is payable on the Euro-Dollar Loans of the amount to which such Bank is then entitled under this Section.

          SECTION 2.16. Maximum Interest Rate. (a) Nothing contained in this Agreement or the Notes shall require the Borrower to pay interest at a rate exceeding the maximum rate permitted by law.

          (b) If the amount of interest, including amounts that would be deemed to constitute interest under applicable law, payable for the account of any Bank, would at any time exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account shall ipso facto be automatically reduced to such maximum permissible amount, and any amount constituting interest received by such Bank in excess of the maximum permissible amount of interest which, under applicable law, could then be collected by such Bank shall be credited by such Bank against and to the extent of the unpaid principal amount of the Loans of such Bank outstanding at such time, first against any Base Rate Loans and next against any Fixed Rate Loans as selected by such Bank, with the remaining excess, if any, being promptly refunded to the Borrower.

          (c) If the amount of interest, including amounts that would be deemed to constitute interest under applicable law, payable for the account of any Bank in respect of any applicable computation period is reduced pursuant to clause
(b) of this Section and the amount of interest payable for its account in respect of any subsequent computation period would be less than the maximum amount permitted by applicable law to be charged by such Bank, then the amount of interest payable for its account in respect of such subsequent computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Bank has been increased pursuant to this clause (c) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to clause (b) of this Section.

                               ARTICLE III

                                CONDITIONS


          SECTION 3.01. Effectiveness. (a) This Amended Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

          (i) receipt by the Agent of counterparts, signed by each of the parties hereto (or, in the case of any party as to which any executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of facsimile or other written confirmation from such party of execution of a counterpart hereof by such party);

          (ii) receipt by the Agent as provided in Section 3.01(b) for the account of each Bank of a Note duly executed on behalf of the Borrower and dated on or before the Effective Date, complying with the provisions of Section 2.03;

          (iii) receipt by the Agent of an opinion of Baker & Botts, counsel for the Borrower, substantially in the form of Exhibit C-1 hereto;

          (iv)  receipt by the Agent of an opinion of Lisa A.
Machesney, Corporate Attorney and Assistant Secretary of the
Borrower, substantially in the form of Exhibit C-2 hereto;

          (v) receipt by the Agent of an opinion of Davis Polk & Wardwell, special counsel for the Agent, substantially in the form of Exhibit D hereto;

          (vi) receipt by the Agent of a certificate signed by the chief financial officer, chief accounting officer or the treasurer of the Borrower, to the effect set forth in clauses (b), (c) and (d) of Section 3.02; and

          (vii) receipt by the Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Financing Documents, and any other matters relevant hereto, all in form and substance satisfactory to the Agent.

The certificate and opinions referred to in clauses (iii), (iv), (v) and (vi) above shall be dated the Effective Date.

          (b) Any Loans outstanding under the Original Agreement on the Effective Date shall remain outstanding under this Amended Agreement and shall bear interest for the balance of any Interest

Period applicable thereto under the Original Agreement at the rate determined under the Original Agreement with respect thereto; provided that the applicable Euro-Dollar Margin or CD Margin shall from and after the Effective Date be that specified in Section 2.05 of this Amended Agreement.

          (c) On the Effective Date, this Agreement shall supersede, amend and restate the Original Credit Agreement. The parties hereto agree that all rights that may have accrued under the Original Credit Agreement prior to the Effective Date, to the extent not previously extinguished through payment, shall continue in full force and effect under this Agreement.

          SECTION 3.02.  Borrowings.   The obligation of each
Bank to make a Loan to the Borrower on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

          (a) receipt by the Agent of notice of such Borrowing as required by Section 2.02;

          (b) the fact that, immediately after such Borrowing, Borrower's Consolidated Debt will not exceed the Debt Limit;

          (c) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing; and

          (d) the fact that the representations and warranties of the Borrower contained in this Agreement (except, in the case of any Borrowing occurring subsequent to the first Borrowing after the Effective Date, the representations and warranties covering historical information in Sections 4.04(a) and (b) and the first sentence of Section 4.05, and except to the extent the representations and warranties would cover price and other economic assumptions furnished by the Required Banks under Section 5.09(d)) shall be true and correct on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses
(b), (c) and (d) of this Section.


                                ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES


          The Borrower represents and warrants that:

          SECTION 4.01. Corporate Existence and Power. The Borrower and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to own its assets and to carry on its business as now conducted and is duly qualified as a foreign corporation in good standing in each jurisdiction where the nature of its business or the ownership or leasing of its Properties requires such qualification, except where the failure to qualify would not materially and adversely affect the conduct of its business or the enforceability of contractual obligations of the Borrower. Neither the Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act or any other law or regulation the application of which limits the incurrence by the Borrower of Debt hereunder, including, but not limited to, laws relating to common or contract carriers or the sale of electricity, gas, steam, water or other public utility services.

          SECTION 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of the Financing Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or (except as contemplated by the Registration Statement) filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement or instrument evidencing or governing Debt of the Borrower or any Subsidiary or any other agreement, instrument, judgment, injunction, order or decree binding upon the Borrower or any Subsidiary or result in the creation or imposition of any Lien on any asset of the Borrower pursuant to any such agreement, instrument, judgment, injunction, order or decree.

          SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower and each of the other Financing Documents, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

          SECTION 4.04.  Financial and Other Information.

          (a)(i) The combined balance sheet of the Borrower and its Subsidiaries as of December 31, 1994 and the related combined statements of income and cash flows for the fiscal year then ended, reported on by Coopers & Lybrand and incorporated by reference in the Borrower's 1994 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the combined financial position of the Borrower and its Subsidiaries as of such date and their combined results of operations and cash flows for such fiscal year.

          (ii) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 1995 and the related unaudited consolidated statements of income and cash flows for the three months then ended, set forth in the Borrower's quarterly report for the fiscal quarter ended March 31, 1995 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments).

          (b) There are no statements or conclusions in the Cabot Oil & Gas Corporation Reserve Summary as of January 1, 1995, a copy of which has been delivered to each of the Banks (the "Reserve Report"), which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that such statements and conclusions are necessarily based upon professional opinions, estimates and forecasts, and the Borrower does not warrant that such opinions, estimates and forecasts will ultimately prove to have been accurate.

          (c) Since March 31, 1995, there has been no material adverse change in the business, Properties, financial position, results of operations or prospects of the Borrower or of the Borrower and its Subsidiaries, considered as a whole.

          SECTION 4.05. Full Disclosure. None of the financial statements and other financial or factual information included in the financial statements described in Section 4.04(a) or in the Reserve Report (excluding estimates, financial projections and pro forma financial statements) contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. All other financial and reserve information, financial statements and other documents, estimates, projections and pro forma financial information furnished by the Borrower to the Banks in connection with the Financing Documents do not and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect the business, properties, operations or condition, financial or otherwise, of the Borrower or of the Borrower and its Subsidiaries, considered as a whole, or the Borrower's ability to perform its obligations under the Financing Documents.

          SECTION 4.06. Litigation. Except as set forth in the Borrower's Form 10-K, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, Properties, financial position, results of operations or prospects of the Borrower or of the Borrower and its Subsidiaries, considered as a whole, or which in any manner draws into question the validity of any Financing Document.

          SECTION 4.07. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which, in either case, has resulted or could result in the imposition of a Lien on Property of the Borrower or any Subsidiary or the posting of a bond or other security by the Borrower or any Subsidiary under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA) which could cause the Borrower or any Subsidiary (whether directly or jointly and severally with one or more affiliates) to incur any liability.

          SECTION 4.08. Environmental Matters. In the ordinary course of its business, the Borrower considers the effect of all existing and applicable Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). The Borrower has reasonably concluded that existing and applicable Environmental Laws are unlikely to have a material adverse effect on the business, Properties, financial condition, results of operations or prospects of the Borrower or of the Borrower and its Subsidiaries, considered as a whole.

          SECTION 4.09. Taxes. The Borrower and its Subsidiaries have filed all United States Federal income tax and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are adequate.

          SECTION 4.10. Titles, etc. The Borrower and each Subsidiary has good, valid and defensible title to its material (individually or in the aggregate) Properties (including valid and defensible title to all of the oil and gas Properties which such Borrower has identified to the Banks for use in determining the Debt Limit and good title to other material Properties which are not oil and gas Properties) free and clear of all Liens except (i) Excepted Liens or (ii) Liens otherwise expressly permitted by Section 5.11.

          SECTION 4.11. Casualties; Taking of Properties. Since the date of the most recent Reserve Report, neither the business nor the Petroleum Properties of the Borrower have been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy, the occurrence of which would have a material adverse effect on the business, Properties, financial condition, results of operations or prospects of the Borrower or of the Borrower and its Subsidiaries, considered as a whole.

          SECTION 4.12. Use of Proceeds. The proceeds of the Loans will be used for the Borrower's general corporate purposes, including without limitation the payment of dividends as permitted hereunder and the financing of the acquisition, exploration and development of Petroleum Properties, provided, however, that such proceeds shall not be used by the Borrower to repurchase shares of its Class A Common Stock as permitted under clause (iii) of the last sentence of Section 5.14 at such time as any Default exists or is continuing. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, which violates or which would be inconsistent with Regulation U.



                                ARTICLE V

                                COVENANTS


          The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid, it will perform and comply with each of the following covenants, unless such performance and compliance shall have been specifically waived in writing by the Required Banks.

          SECTION 5.01.  Information.  The Borrower will deliver
to each of the Banks:

          (a) as soon as available and in any event within 95 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Coopers & Lybrand or other independent public accountants of nationally recognized standing;

          (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

          (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section

5.10 and Section 5.13 on the date of such financial statements, and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (d) within five days after any Executive Officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

          (e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

          (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

          (g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or any Executive Officer of the Borrower or any Subsidiary knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to
Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any required payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien on Property of the Borrower or any Subsidiary or the posting of a bond or other security by the

Borrower or any Subsidiary, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

          (h) (i) as soon as available and in any event within five days after any Executive Officer of the Borrower obtains knowledge that the Debt Percentage has exceeded 80% for a period of 30 consecutive calendar days, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the dates on which the Debt Percentage exceeded 80% and in reasonable detail the calculations, including the basis therefor, used in determining the Debt Percentage in effect on such dates and (ii) if the notice specified in clause (i) hereof has been previously delivered to the Banks, then as soon as possible and in any event within five days after any Executive Officer of the Borrower obtains knowledge that the Debt Percentage has been 80% or less for a period of 30 consecutive calendar days, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the dates on which the Debt Percentage was 80% or less and in reasonable detail the calculations, including the basis therefor, used in determining the Debt Percentage in effect on such dates; and

          (i) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as any Bank may reasonably request; provided that, to the extent practicable (as determined by the Agent in its sole discretion), requests from the Banks for written reports shall be delivered to the Borrower by the Agent.


          SECTION 5.02. Payment of Obligations. The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

          SECTION 5.03. Maintenance of Property. The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. The Borrower will operate, or will use its best efforts to cause a third party operator to operate, all Petroleum Properties in a prudent manner, and will market or will cause to be marketed the production therefrom at the best price reasonably obtainable at the time the applicable sales contract is executed. The Borrower will not abandon any Petroleum Property capable of production in paying quantities.

          SECTION 5.04. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section shall prohibit (i) the merger of a Wholly-Owned Subsidiary into the Borrower or the merger or consolidation of a Wholly-Owned Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Wholly-Owned Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

          SECTION 5.05. Compliance with Laws. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

          SECTION 5.06. Inspection of Property, Books and Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective Properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

          SECTION 5.07. Insurance. The Borrower and each Subsidiary now maintains and will cause to be maintained with insurers which the Borrower believes to be financially sound and reputable, insurance with respect to its Properties and business against such liabilities, casualties, risks and contingencies and in such types and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated. Upon request of any Bank, the Borrower will furnish or cause to be furnished to such Bank from time to time a summary of the insurance coverage of the Borrower and its Subsidiaries in form and substance satisfactory to the Required Banks. In the case of any fire, accident or other casualty causing loss or damage to any Properties of the Borrower, the proceeds of such policies shall be used to repair or replace the damaged Property, or to prepay the Indebtedness.

          SECTION 5.08.  Covenant to Secure Indebtedness Equally.
 If the Borrower or any Subsidiary shall create or assume any Lien upon any of its Property, whether now owned or hereafter acquired, other than Liens permitted by Section 5.11, the Borrower and such Subsidiary, if applicable, shall make effective provision whereby the Indebtedness will be concurrently secured by such Lien equally and ratably with any and all other Debt thereby secured as long as any other Debt shall be so secured. The remedy provided in this Section 5.08 shall not be exclusive and shall have no effect on the availability or exercise of any other remedy that may be available to any Bank under the Financing Documents.

          SECTION 5.09.  Engineering Reports.

          (a) By April 1 and October 1 of each year, commencing October 1, 1995, the Borrower shall furnish to each of the Banks a report in form and substance reasonably satisfactory to the Required Banks which may be prepared by or under the supervision of a petroleum engineer who may be an employee of the Borrower, which shall evaluate all Proved Reserves owned by the Borrower and its Subsidiaries as of the preceding December 31 or June 30, respectively (provided, that each such report evaluating such Proved Reserves as of the preceding June 30 of each year shall be based upon the geologic and well data set forth in the immediately preceding Reserve Report), and which shall, together with any other information reasonably requested by any Bank, set forth the information necessary to determine the Debt Limit as of such date.

          (b) Together with the Reserve Report furnished pursuant to subsection
(a) as of December 31 of any year, the Borrower shall furnish to each of the Banks a review report thereon in form and substance reasonably satisfactory to the Required Banks by Miller & Lents, Ltd. or other independent petroleum engineers acceptable to the Required Banks (provided that such review report shall not be required to comment on any price or other economic assumptions furnished by the Required Banks to the Borrower under subsection (d) below).

          (c) At any time and upon request by the Required Banks, the Borrower shall furnish to each of the Banks, within 30 days of such request, a report which shall evaluate all Proved Reserves owned by the Borrower and its Subsidiaries as of the date of the most recent Reserve Report or as of such other date as the Required Banks specify, in form and substance reasonably satisfactory to the Required Banks (a "Special Engineering Report"), together with any other information reasonably requested by any Bank; provided, that such evaluation shall be based upon the geologic and well data set forth in the Reserve Report furnished as of the immediately preceding Reserve Report for which a review report has been furnished under subsection (b). The Special Engineering Report shall use production and cost profiles from the most recent Reserve Report with such other information as supplied by the Required Banks.

          (d) The reports contemplated by this Section shall be prepared on the basis of price and other economic assumptions specified by the Required Banks to the Borrower not less than 60 days prior to the date the related report is due and in accordance with their customary oil and gas lending practices for Persons engaged in the same or similar businesses and similarly situated as the Borrower; provided that the natural gas price assumptions shall take into account the Borrower's end product sales value for natural gas as most recently furnished by the Borrower in writing to the Banks (together with a description of the applicable period of sales data from which such end product sales value was derived) and derived from the financial statements furnished to the Banks.

          SECTION 5.10. Debt. (a) The Borrower's Consolidated Debt will at no time exceed the Debt Limit; provided that if a Debt Limit Excession exists solely by reason of a reduction of the Debt Limit pursuant to a redetermination under subsection (b)(ii) below, no Default will arise hereunder until 180 days following the date of such redetermination (during which time the Borrower or any Subsidiary may reduce Debt or acquire additional Petroleum Properties so as to restore compliance hereunder; provided further that the Debt Limit Excession shall be reduced by an amount equal to 50% of such Debt Limit Excession no later than 90 days following such redetermination).

          (b) The Debt Limit will be determined and adjusted periodically as follows:

          (i) Prior to a determination pursuant to subsection (b)(ii) below on the basis of the Reserve Report delivered as of December 31, 1995, and subject to adjustment in accordance with subsections (b)(iii) and (b)(iv) below, the Debt Limit shall be $315,000,000.

          (ii) The Agent will determine a proposed Debt limit in accordance with its customary oil and gas lending practices (A) within 60 days of delivery of each Reserve Report pursuant to Section 5.09, commencing January 1, 1996 or (B) at any time if the Required Banks so elect by notice to the Borrower and the Agent and, in either such case, notify such proposed Debt Limit to each of the other Banks. Unless the Banks having more than 33 1/3% of the aggregate amount of Commitments then in effect (or, if the Commitments have been terminated, holding Notes evidencing more than 33 1/3% of the aggregate principal amount of the Loans then outstanding) notify the Borrower and Agent that they disapprove such proposed Debt Limit within 30 days of notice by the Agent as aforesaid, such Debt Limit shall become effective on such 30th day. If the Debt Limit is so disapproved, then the Banks shall consult with one another to determine a Debt Limit acceptable to the Required Banks. The Debt Limit so determined by the Required Banks shall be promptly notified in writing by the Agent to the Borrower, and upon such notification shall be binding on all parties.

          (iii) Upon any sale by the Borrower or any Subsidiary of any Petroleum Property (other than (i) the sale of hydrocarbons after severance occurring in the ordinary course of the Borrower's business as presently conducted, (ii) the sale of any Petroleum Property pursuant to the Section 29 Transaction or (iii) the sale of the Section 29 Transaction PPIs by reason of the rescission of the
Section 29 Transaction) or any direct or indirect transfer or other disposition to any third party of a direct or indirect interest in any Subsidiary whose assets were included in the most recent determination of the Debt Limit, the Debt Limit shall be reduced, effective on the date of consummation of the sale of such Petroleum Property or transfer of such interest in such Subsidiary, by an amount equal to 60% of the net proceeds of or consideration for (whether received in cash or otherwise) such sale or transfer; provided that no such reduction shall be required with respect to aggregate net sales proceeds or consideration received of up to $10,000,000 in any calendar year; and provided, further, that all such sales of Petroleum Properties and transfers of interests in Subsidiaries are subject to the provisions of Sections 5.12 and 5.15.

          (iv) If the Debt Limit shall have been reduced pursuant to subsection
(b)(ii) or (b)(iii) above, then prior to the next redetermination of the Debt Limit pursuant to subsection (b)(ii) above, and immediately upon notification by the Borrower to the Agent of the development by the Borrower or any Subsidiary of any Proved Reserves and other assets consisting primarily of gas gathering and transmission pipelines located in the United States of America or in Canada owned directly by the Borrower or any Subsidiary and not reflected in the most recent Reserve

Report, the Debt Limit shall be increased up to but not in excess of the amount thereof prior to such reductions, by an amount equal to 50% of the net present value of projected CFADS, determined on the basis of the price and other economic assumptions reflected in the most recent Reserve Report, applicable to such Proved Reserves (to the extent permitted to be included in the determination of CFADS) and other assets.

          (v) If prior to the next preparation of the Reserve Report pursuant to
Section 5.09 the Borrower notifies the Agent of the acquisition by the Borrower or any Subsidiary of any Proved Reserves (to the extent permitted to be included in the determination of CFADS) and other assets consisting primarily of gas gathering and transmission pipelines located in the United States of America or in Canada, the Agent shall promptly thereafter notify each Bank of such acquisition and the Borrower shall as promptly as practicable thereafter deliver to each of the Banks a report prepared by or under the supervision of a petroleum engineer (who may be an employee of the Borrower) evaluating such Proved Reserves and other assets. Within 60 days of delivery of such evaluation report, the Agent, after consultation with the Borrower, will determine a proposed increase in the Debt Limit and notify such proposed increase to each of the Banks. Unless the Banks having more than 33 1/3% of the aggregate amount of Commitments then in effect (or, if the Commitments have been terminated, holding Notes evidencing more than 33 1/3% of the aggregate principal amount of the Loans then outstanding) notify the Borrower and the Agent that they disapprove such proposed increase within 30 days of notice by the Agent as aforesaid, the Debt Limit as proposed to be increased shall become effective on such 30th day. If such proposed increase in the Debt Limit is so disapproved, then the Banks shall consult with one another to determine an increase in the Debt Limit acceptable to the Required Banks. The Debt Limit as increased by the amount so determined by the Required Banks shall be promptly notified in writing by the Agent to the Borrower, and upon such notification shall be binding on all parties.

          (vi) The Borrower shall notify each Bank at the earliest practicable time in advance of any transactions which entail a reasonable likelihood of an adjustment to the Debt Limit pursuant to subsection (b)(iii), (b)(iv) or (b)(v) above, and shall furnish each Bank with such information with respect thereto as any Bank may reasonably request.


          SECTION 5.11. Liens. The Borrower will not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

          (a)  Excepted Liens;


          (b) Liens existing on Property owned by the Borrower or any Subsidiary on the Effective Date, but not any renewals and extensions thereof; provided that the aggregate amount of Debt secured by such Liens shall not exceed $5,000,000;

          (c) subject to Section 5.10, a Lien existing on any asset (other than any Petroleum Property) prior to the acquisition thereof by a Borrower, but not created in contemplation of such acquisition;

          (d) subject to Section 5.10, a Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset (other than any Petroleum Property), provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

          (e) Liens representing gas imbalances, take or pay or other prepayments in the ordinary course of business with respect to any Petroleum Properties which would require the Borrower or any Subsidiary to deliver hydrocarbons produced from any Petroleum Properties at some future time without then or thereafter receiving full payment therefor, which in the aggregate would not exceed 3% of the Debt Limit and as adjusted to reflect any subsequent adjustment of the Debt Limit pursuant to Section 5.10(b)(iii), (iv) or (v), all as notified in writing by the Agent to the Borrower; and

          (f) Liens securing other Debt of the Borrower or any Subsidiary the aggregate principal amount of which does not exceed $3,000,000 at any time.

          SECTION 5.12. Sales of Petroleum Properties. The Borrower will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of any Petroleum Property for less than the fair market value of such Property (other than (i) the sale of any Petroleum Property pursuant to the Section 29 Transaction or (ii) the sale of the Section 29 Transaction PPIs by reason of the rescission of the Section 29 Transaction) and if, after giving effect thereto, to any concurrent reduction in the Debt Limit pursuant to Section 5.10 and to application of the proceeds of such disposition, Borrower's Consolidated Debt would exceed the Debt Limit.

          SECTION 5.13. Annual Coverage Ratio. The annual projected CFADS, determined on the basis of each Reserve Report delivered pursuant to Section 5.09, will not be less than 120% of scheduled interest and principal payments on all Borrower's

Consolidated Debt during each of (i) the period from and excluding the date as of which such Reserve Report is prepared to and including the first anniversary of such date and (ii) the first succeeding one-year period ending on the second anniversary of such date. No Default will arise under this Section 5.13 for a period of 90 days after the delivery of the related Reserve Report, during which time the Borrower or any Subsidiary may reschedule maturities of Debt or acquire additional Petroleum Properties so as to restore compliance hereunder.

          SECTION 5.14. Restricted Payments. The Borrower will not, and will not permit any Subsidiary to, declare or make any Restricted Payment if, immediately prior to or after giving effect to such Restricted Payment, (i) an Event of Default shall have occurred and be continuing or (ii) the sum of all Restricted Payments during the period from and excluding the date as of which the most recent Reserve Report (for which a review report reasonably satisfactory to the Required Banks was prepared by Miller & Lents, Ltd. or other independent petroleum engineers acceptable to the Required Banks) delivered pursuant to
Section 5.09 was prepared to and including the first anniversary of such date would exceed 20% of the annual projected CFADS for such period, determined on the basis of such Reserve Report or such other basis as determined by the Required Banks and notified in writing by the Agent to the Borrower. Nothing in this Section shall prohibit (i) the payment of any other dividend or distribution within 45 days after the declaration thereof if such declaration was not prohibited by this Section and (ii) any payments by the Borrower in connection with its repurchase of up to an aggregate of 151,938 shares of Class A Common Stock of the Borrower upon a "change of control" (as defined in certain stock subscription agreements between the Borrower and certain of its executive officers) in accordance with such agreements as described in the Registration Statement, provided that any such payments made by the Borrower under this clause (ii) on and after January 15, 1995 do not exceed $5,000,000 in the aggregate.

          SECTION 5.15. Consolidations, Mergers and Sales of Assets. The Borrower will not, and will not permit any Subsidiary to, consolidate or merge with or into any other Person or sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets to any other Person except as otherwise permitted by Section 5.04.

          SECTION 5.16. Subsidiary Debt. The Borrower will not permit any of its Subsidiaries to incur, create, assume, guarantee or in any other manner become liable with respect to, or extend the maturity of or become responsible for the payment of any Debt other than (i) Debt owing to the Borrower or a Wholly-Owned Subsidiary, (ii) Non-Recourse Debt in an aggregate principal amount not to exceed $150,000,000 (together with any such Non-Recourse Debt incurred by the Borrower) at any time incurred to finance the acquisition of Properties (other than Petroleum Properties) and (iii) other Debt in an aggregate principal amount not to exceed at any time an amount equal to 3% of the Debt Limit and as adjusted to reflect any subsequent adjustment of the Debt Limit pursuant to Section 5.10(b)(iii), (iv) or (v), all as notified in writing by the Agent to the Borrower.

          SECTION 5.17. Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any restriction (other than any restriction imposed by applicable corporate law) on (i) the ability of such Subsidiary to make intercompany payments or advances to the Borrower or (ii) the ability of the Borrower to direct the actions of such Subsidiary or to otherwise maintain or exercise control over such Subsidiary's actions, subject to any fiduciary responsibility under applicable law to any minority stockholders of such Subsidiary.


                                ARTICLE VI

                                 DEFAULTS


          SECTION 6.01. Events of Default. If one or more of the following events not specifically waived in writing by the Required Banks shall have occurred and be continuing:

          (a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay within five Business Days of the due date thereof any interest, fees or other amount payable under the Financing Documents;

          (b) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.16 for 10 days after it shall have become aware of such failure or any covenant or agreement contained in Sections 5.10 through 5.15;

          (c) the Borrower shall fail to observe or perform any of its covenants or agreements contained in any of the Financing Documents (other than those covered by clause (a) or (b) above) for 30 days after it shall have become aware of such failure;

          (d) any representation, warranty, certification or statement made by the Borrower in any of the Financing Documents or in any certificate, financial statement or other document delivered pursuant to any of the Financing Documents shall prove to have been incorrect in any material respect when made (or deemed made);

          (e) the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Debt (other than the Notes) when due or within any applicable grace period and such default has not been effectively waived by the holders of such Debt;

          (f) any event or condition shall occur which, after the expiration of any applicable grace period with respect thereto, results in the acceleration of the maturity of any Material Debt (other than the Notes) or enables the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof and such default has not been effectively waived by the holders of such Debt (provided, that prior to the expiration of such grace period, the occurrence of such event or condition shall constitute a Default hereunder);

          (g) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

          (h) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

          (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which it shall have become liable to pay under Title IV of ERISA which failure to pay could cause the Borrower or any Subsidiary (whether directly or jointly and severally with one or more affiliates) to incur a liability in respect of such amount or amounts, except for any such failure which is being contested in good faith through appropriate proceedings, so long as such proceedings are diligently prosecuted and no Lien has been imposed on any Property of the Borrower or any Subsidiary as a consequence of such failure; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multi-employer Plans which could cause the Borrower or any Subsidiary (whether directly or jointly and severally with one or more affiliates) of the ERISA Group to incur a current payment obligation in excess of $500,000;

          (j) a judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed pending appeal for a period of 30 days or;

          (k) (i) any "person" or "group" of persons shall have acquired "beneficial ownership" of 35% or more of the outstanding shares of common stock of the Borrower or (ii) during any period of 24 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period and individuals who are "Qualifying Directors", in the aggregate, shall cease to constitute a majority of the board of directors of the Borrower; for purposes of this Section (k), a "Qualifying Director" shall mean any director who (a) is elected by a majority of the members of the board of directors of the Borrower who were directors immediately prior to the event that caused the change in directorships and (b) is not a "person" or member of a "group" of persons, or an "affiliate" or "associate" of any "person" or "group" member, or an "associate" of an "affiliate" of any such "person" or "group" member, which "person" or "group" of persons, together with all of their respective "affiliates" and "associates" and all "associates" of their respective "affiliates" (other than a "person" or "group" of persons or an "affiliate" or "associate" of such "person" or "group" of persons or an "associate" of such "affiliate", in each case which is affiliated with the Borrower or any Subsidiary comprise a majority of the board of directors of the Borrower; or

then, and in every such event, the Agent shall (i) if requested by the Banks holding 50% or more of the aggregate amount of the Commitments then in effect, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by the Banks holding 50% or more of the aggregate principal amount of the Loans then outstanding, by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in Section 6.01(g) or Section 6.01(h) with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower.

          SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower of a Default under Section 6.01(d) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.


                               ARTICLE VII

                                THE AGENT

          SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

          SECTION 7.02. Agent and Affiliates. Morgan Guaranty Trust Company of New York shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder.


          SECTION 7.03. Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

          SECTION 7.04. Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

          SECTION 7.05. Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable to the Banks for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in
Article III, except receipt of items required to be delivered to the Agent; or
(iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

          SECTION 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees, gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

          SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

          SECTION 7.08. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right, with the consent of the Borrower, to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

          SECTION 7.09. Agent's Fees. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.


                               ARTICLE VIII

                         CHANGE IN CIRCUMSTANCES

          SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Group of Fixed Rate Loans:

          (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

          (b) Banks holding Notes evidencing 50% or more of the aggregate principal amount of the Loans comprising such Group advise the Agent that the Adjusted CD Rate or the London Interbank Offered Rate, as the case may be, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist,

(a) the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, or to convert outstanding Loans into CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended and (b) unless the Agent shall have received a timely Notice of Interest Rate Election from the Borrower in accordance with Section 2.08 requesting the conversion of CD Loans or Euro-Dollar Loans, as the case may be, into a different Type of Fixed Rate Loans, each outstanding CD Loan or Euro-Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least one Domestic Business Day before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

          SECTION 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, all Euro-Dollar Loans of such Bank then outstanding shall be converted to Base Rate Loans either
(a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loans if such Bank may lawfully continue to maintain and fund such Loans to such day or (b) immediately if such Bank may not lawfully continue to maintain and fund such Loans to such day.

          SECTION 8.03 Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans, or shall change the basis of taxation of payments to any Bank (or its Applicable Lending Office) of the principal of or interest on its Fixed Rate Loans or any other amounts due under this Agreement in respect of its Fixed Rate Loans or its obligation to make Fixed Rate Loans (except for any increase in franchise taxes imposed or changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Applicable Lending Office is located); or

          (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (A) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (B) with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

          (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such law, rule, regulation, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that the Borrower will not be obligated to compensate any Bank for any such reduction attributable to a period commencing more than 120 days prior to the giving of notice by such Bank to the Borrower of its intention to seek compensation under this paragraph (b) and the making of demand by such Bank for payment thereof in accordance herewith (except for any period during which, because of the retroactive application of such statute, regulation or other basis upon which the claimed compensation is based, such Bank did not know that the amount of such reduction would arise or accrue).

          (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

          SECTION 8.04. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make or maintain Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03(a) and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

          (a) all Loans which would otherwise be made by such Bank as (or continued as or converted into) CD Loans or

Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans, and

          (b) after each of its outstanding CD Loans or Euro-Dollar Loans, as the case may be, has been repaid (or converted), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the Borrower shall elect that the principal amount of each such Base Rate Loan shall be converted into a CD Loan or a Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related CD Loans or Euro-Dollar Loans of the other Banks.

          SECTION 8.05. Substitution of Bank. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03, the Borrower shall have the right, with the assistance of the Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Note and assume the Commitment of such Bank.


                                ARTICLE IX

                              MISCELLANEOUS

          SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or telex number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received (ii) or if given by any other means, when received; provided that notices given by telex to the Agent under Article II or Article VIII shall not be effective until received.

          SECTION 9.02. No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 9.03. Expenses; Documentary Taxes; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Agent, in connection with the preparation of the Financing Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent or any Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of any Financing Document.

          (b) The Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitees own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

          SECTION 9.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note acquired pursuant to the foregoing arrangements may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

          SECTION 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement. Without limiting the generality of the foregoing, this Agreement may be amended by the Borrower and the Required Banks to permit the inclusion of assets owned by an entity other than a Subsidiary in the calculation of CFADS, upon such terms and conditions as agreed at such time.

          SECTION 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks. Any assignment or transfer hereunder shall be made in accordance with applicable law, including without limitation federal and/or state securities laws, if applicable.

          (b) Any Bank may at any time grant to one or more banks or other financial institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. The rights and entitlements of any Bank under Sections 2.11 and 2.15 and Article VIII shall be determined for purposes of this Agreement on the basis of what such Bank would be entitled to receive under this Agreement had it not granted any participating interest to any Participant, whether or not such Bank has in fact done so. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of
Section 9.05 without the consent of the Participant and may contain any other provisions, or such participation may take place on such other terms, as such Bank deems appropriate. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

          (c) Any Bank may at any time assign to one or more banks or other financial institutions (each an "Assignee") all or a portion of its rights and obligations under the Financing Documents, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and such transferor Bank, with (and subject to) notice to, and the consent of, the Borrower and the Agent; provided that if an Assignee is an affiliate of such transferor Bank, such notice shall be given but no such consent shall be required; and provided, further, that no assignment representing less than $5,000,000 in Commitments shall be permitted. Upon execution and delivery of such an instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 2.14.

          (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

          (e) No Assignee or other transferee of any Bank's rights (not including Participants) shall be entitled to receive any greater payment under
Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.02 or 8.03 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

          SECTION 9.07. Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

          SECTION 9.08. NEW YORK LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT AND EACH NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE BORROWER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          SECTION 9.09. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          SECTION 9.10. Confidentiality. Each of the Agent and the Banks agrees to maintain the confidentiality of any information of a confidential nature which it has or shall acquire during the term of this Agreement relating to the business, operations and financial or other condition of the Borrower or its Subsidiaries or, with respect to ERISA matters, any other member of the ERISA Group, except and to the extent that (i) the Agent or such Bank may be required to disclose such information (a) at the request of a bank regulatory agency or in connection with an examination of the Agent or such Bank by bank examiners, (b) pursuant to subpoena or other court process, (c) at the express direction of any other authorized government agency, (d) to its independent auditors or (e) otherwise as required by law or (ii) such information is disclosed in connection with the prospective or actual assignment, grant of a participation interest or other transfer by a Bank of or in any of its interests in this Agreement, the Notes or the other Financing Documents, provided that such prospective or actual Assignee, Participant or other transferee shall have agreed to keep such information confidential on the terms and conditions set forth herein.

          SECTION 9.11. No Unwritten Agreements. THIS AGREEMENT AND THE NOTES REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO, SUPERSEDING ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ORAL AGREEMENTS OF THE PARTIES HERETO, WHETHER MADE BEFORE, ON OR AFTER THE DATE OF THIS AGREEMENT. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                         CABOT OIL & GAS CORPORATION



                         By /s/ Steven W. Tholen
                                Title: Treasurer

Commitments:

$39,166,666.67             MORGAN GUARANTY TRUST COMPANY
                                  OF NEW YORK



                           By /s/ John Kowalczuk
                              Title:  Vice President



$39,166,666.67             TEXAS COMMERCE BANK, N.A.



                           By /s/ Lori Vetters
                              Title:  Vice President



$39,166,666.67             NATIONSBANK OF TEXAS, N.A.



                           By /s/ W. Keith Buchanan
                              Title:  Vice President



$39,166,666.67             THE FIRST NATIONAL BANK OF BOSTON



                           By /s/ Michael Kane
                              Title:  Managing Director



$39,166,666.66             THE CHASE MANHATTAN BANK,
                             NATIONAL ASSOCIATION



                           By /s/ Bettylou J. Robert
                              Title:  Vice President

$39,166,666.66             CITIBANK, N.A.



                           By /s/ Mark Lyons
                              Title:  Vice President



------------


Total Commitments

$235,000,000
============

                           MORGAN GUARANTY TRUST COMPANY
                             OF NEW YORK, as Agent



                           By /s/ John Kowalczuk
                              Title:  Vice President

                                                                       EXHIBIT A


                                      NOTE




                                                              New York, New York
                                                                    May 30, 1995



           For value received, Cabot Oil & Gas Corporation, a Delaware corporation (the "Borrower"), promises to pay to the order of (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the date or dates provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 23 Wall Street, New York, New York.

          All Loans made by the Bank, the respective Tenors and Types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.


          This note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of May 30, 1995 among the Borrower, the banks parties thereto and Morgan Guaranty Trust Company of New York, as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

                              CABOT OIL & GAS CORPORATION



                              By________________________
                                 Title:

                     LOANS AND PAYMENTS OF PRINCIPAL




------------------------------------------------------------------
                             Tenor         Amount of
             Amount of      and Type       Principal     Notation

   Date        Loan         of Loan         Repaid       Made By
-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

                                                                       EXHIBIT B



                           EXTENSION AGREEMENT





Cabot Oil & Gas Corporation
15375 Memorial Drive
Houston, Texas  77079

Morgan Guaranty  Trust Company
  of New York, as Agent
  under the Credit Agreement
  referred to below
60 Wall Street
New York, NY  10260

Gentlemen:


          The undersigned hereby agree to extend, effective [Extension Date], the Revolving Credit Period under the Amended and Restated Credit Agreement dated as of May 30, 1995 among, the Banks parties thereto and Morgan Guaranty Trust Company of New York, as Agent (the "Credit Agreement") for one year to [date to which the Revolving Credit Period is extended]. Terms defined in the Credit Agreement are used herein as therein defined.

          This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York.


                              MORGAN GUARANTY TRUST COMPANY
                                OF NEW YORK


                              By___________________________
                                Title:

                              [NAME OF BANK]


                              By___________________________
                                Title:

Agreed and accepted:

CABOT OIL & GAS CORPORATION


By_________________________
  Title:

MORGAN GUARANTY TRUST COMPANY
  OF NEW YORK, as Agent


By_________________________
  Title:

                                                                     EXHIBIT C-1



                                   OPINION OF
                            COUNSEL FOR THE BORROWER




                                                                [Effective Date]


  To the Banks and the Agent
    Referred to Below
  c/o Morgan Guaranty Trust Company
    of New York, as Agent
  60 Wall Street
  New York, New York  10260

  Dear Sirs:


            We have acted as counsel for Cabot Oil & Gas Corporation (the "Borrower") in connection with the Amended and Restated Credit Agreement (the "Credit Agreement") dated as of May 30, 1995 among the Borrower, the banks parties thereto and Morgan Guaranty Trust Company of New York, as
  Agent.

            This opinion is delivered to you pursuant to Section 3.01(a)(iii) of the Credit Agreement. Unless otherwise defined herein, capitalized terms used in this opinion are used as defined in, or by reference in, the Credit Agreement.


            In connection with this opinion, we have examined copies of the following documents:

            i.   The Credit Agreement;

            ii.  The Notes; and

            iii. The certificate of incorporation and bylaws, as amended or restated to the date hereof, of the Borrower.

            The documents described in Paragraphs (i) and (ii) above are herein called the "Loan Documents."

            In addition, we have reviewed the originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate records furnished to us by the Borrower, certificates of public officials and of representatives of the Borrower, statutes and other instruments and documents and (except as otherwise stated herein) have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion. In giving such opinion, we have relied upon certificates of officers of the Borrower with respect to the accuracy of the factual matters contained in such certificates copies of which are attached hereto.

            In our examination of the Loan Documents, we have assumed, without independent investigation, (i) the genuineness of all signatures of, and the authority of, all Persons signing all documents examined by us in connection with this opinion on behalf of parties thereto, other than the Borrower, (ii) the capacity of each signing party, and (iii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as certified, conformed or photostatic copies.
            Based upon and subject to the foregoing and other qualifications and assumptions set forth below and upon such other matters as we deem appropriate, we are of the opinion that:

            1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and to our knowledge after due inquiry has all material governmental licenses, authorizations and consents required to carry on its business as now conducted and is in good standing and is duly qualified as a foreign corporation in the jurisdictions set forth on Schedule I attached hereto. Neither the Borrower nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940 or the Interstate Commerce Act, in each case such that the application thereof would limit the incurrence by the Borrower of Debt under the Credit Agreement.

            2. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of each of the Loan Documents. The Borrower has corporate power and authority to execute and deliver the Loan Documents and to perform its obligations thereunder.

            3. The execution and delivery by the Borrower of the Loan Documents, and the performance of its obligations thereunder do not and will not conflict with any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Borrower; or to our knowledge after due inquiry, (A) require any action by or in respect of, or filing with, any Texas or United States federal governmental body, agency or official other than the filing of the Credit Agreement with the Securities and Exchange Commission as contemplated by the Registration Statement, (B) violate any provision of any existing Texas, Delaware corporate or United States federal law or regulation applicable to the Borrower, or conflict with or result in a breach of any order, judgment, injunction or decree which is binding upon the Borrower, (C) create (with or without the giving of notice or the lapse of time, or both) a default under or a breach of any instrument or document evidencing indebtedness for borrowed money to which the Borrower is a party or by which it is bound or any other material agreement listed on Schedule II attached hereto, or (D) result in the creation or imposition of any Lien on any asset of the Borrower pursuant to any such agreement or instrument. We call to your attention the fact that in the event the Borrower or a Subsidiary grants liens to its creditors, it may be required to grant equal and ratable liens to creditors of Cabot Corporation under provisions governing indebtedness of Cabot Corporation which require the granting of equal and ratable liens to creditors of Cabot Corporation.

         4. The Credit Agreement constitutes a valid and binding agreement of the Borrower and the Notes constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with their respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

            The foregoing opinions are subject to the following additional assumptions and qualifications:

            A. Our opinion in paragraph 1 as to the qualification and good standing of the Borrower is based solely on a review of certificates of the public officials of the jurisdictions listed on Schedule I.

           B. We have not been called upon to, and accordingly do not, express any opinion as to the various state and Federal Laws (other than Regulations G, U or X promulgated by the Board of Governors of the Federal Reserve System, as in effect on the date hereof) regulating banks or the conduct of their business that may relate to the Loan Documents and the transactions contemplated thereby.

         C. We express no opinion in paragraph 3 above as to whether the conduct of the Borrower's business in the ordinary course is in compliance with the laws, rules and regulations governing the same.

         D. For purposes of our opinion in paragraph (4) above, we have with your consent (i) assumed that a court would apply the substantive laws of either Texas or New York and (ii) assumed (without examining the laws of New
  York) that the substantive laws of New York do not differ in any material respect from the substantive laws of Texas.

         E. We express no opinion as to the enforceability under Texas law of
  (i) Section 6.01 of the Credit Agreement to the extent it purports to waive any defense to the performance of contract obligations which cannot, as a matter of law, be effectively waived, or (ii) any indemnity provisions contained in the Credit Agreement or the Notes.

         F. In rendering the opinions herein we have assumed that any transfer of an interest in the Notes, or in subsequent Notes issued by the Borrower in replacement and substitution thereof, will be made in compliance with any federal and state securities laws which may be applicable.

         G. For the purpose of rendering the opinions expressed in Paragraph 4 above we have assumed that the Agent and each Bank will at all times comply strictly with the provisions of Section 2.16 of the Credit Agreement. If any Bank fails to comply with the usury savings clause provisions under Section
  2.16 of the Credit Agreement prohibiting the collections of amounts constituting interest payable under or in connection with the Credit Agreement and the Notes in excess of the highest lawful rate, we express no opinion as to whether the refunding of such amounts, or the crediting of any outstanding principal as provided in Section 2.16 of the Credit Agreement with such amount which has been contracted for, charged or collected in violation of any applicable usury laws is sufficient to avoid violation of such laws.

         We are qualified to practice law in the State of Texas only and do not hold ourselves out as experts on, or express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of Texas, the General Corporation Law of the State of Delaware and applicable federal law of the United States. This opinion is being furnished to the Banks and the Agent for the use of their counsel. No other use or distribution of this opinion may be made without our prior written consent.

                                Very truly yours,


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

                                                                     EXHIBIT C-2




                                   OPINION OF
                            LISA A. MACHESNEY, ESQ.




                                                                [Effective Date]



  To the Banks and The Agent
   Referred to Below
  c/o Morgan Guaranty Trust Company
   of New York, as Agent
  60 Wall Street
  New York, New York  10260

  Dear Sirs:


            I am Corporate Attorney and Assistant Secretary of Cabot Oil & Gas Corporation (the "Borrower") and am familiar with the Amended and Restated Credit Agreement (the "Credit Agreement") dated as of May 30, 1995 among the Borrower, the banks parties thereto and Morgan Guaranty Trust Company of New York, as Agent.

            This opinion is delivered to you pursuant to Section 3.01(a)(iv) of the Credit Agreement. Unless otherwise defined herein, capitalized terms used in this opinion are used as defined in, or by reference in, the Credit Agreement.

            In Connection with this opinion, I have examined copies of the following documents:

            i.   The Credit Agreement; and

            ii.  The Notes.

            The documents described in Paragraphs (i) and (ii) above are herein called the "Loan Documents."

            In addition, I have reviewed the originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records furnished to me by the

  Borrower, certificates of public officials and of representatives of the Borrower, statutes and other instruments and documents and (except as otherwise stated herein) have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. In giving such opinion, I have relied upon certificates of officers of the Borrower with respect to the accuracy of the factual matters contained in such certificates copies of which are attached hereto.

            In my examination of the Loan Documents, I have assumed, without independent investigation, (i) the genuineness of all signatures of, and the authority of, all Persons signing all documents examined by me in connection with this opinion on behalf of parties thereto, (ii) the capacity of each signing party, and (iii) the authenticity of all documents submitted to me as certified, conformed or photostatic copies.

            I have not been requested to opine, and I have not opined, as to any issues other than those expressly set forth herein. It is my understanding that as to such other matters, you are relying on the respective opinions of even date herewith of Baker & Botts, counsel for the Borrower; and Davis, Polk & Wardwell, special counsel for the Agent.

            Based upon and subject to the foregoing, I am of the opinion that:

            1. Except as described in the Registration Statement, there is not action, suit or proceeding pending against, or to my knowledge threatened against or affecting, the Borrower or any of its Subsidiaries of Affiliates before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, Properties, financial position, results of operations or prospects of the Borrower or of the Borrower and its Subsidiaries, taken as a whole, or which in any manner draws into question the validity of any of the Loan Documents.

            I am qualified to practice law in the State of Texas only and I do not hold myself out as an expert on, or express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of Texas and applicable federal law of the United States. This opinion is being furnished to the Banks and the Agent for their use of their counsel. No other use or distribution of this opinion may be made without my prior written consent.

                                                 Very truly yours,

                                                                     EXHIBIT D



                                OPINION OF
                  DAVIS POLK & WARDWELL, SPECIAL COUNSEL
                              FOR THE AGENT





                                                                  May 30, 1995


  To the Banks and the Agent
    Referred to Below
  c/o Morgan Guaranty Trust Company
    of New York, as Agent
  60 Wall Street
  New York, New York  10260

  Ladies and Gentlemen:


            We have participated in the preparation of the Amended and Restated Credit Agreement (the "Credit Agreement") dated as of May 30, 1995 among Cabot Oil & Gas Corporation, a Delaware corporation (the "Borrower"), the banks parties thereto and Morgan Guaranty Trust Company of New York, as Agent (the "Agent"), and have acted as special counsel for the Agent for the purpose of rendering this opinion pursuant to Section 3.01 of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

            We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

            Upon the basis of the foregoing, we are of the opinion that:

            1. The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action.

            2. The Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

            We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

            This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

                               Very truly yours,



                                       2